Exhibit 23.2

Independent Auditors’ Consent

The Board of Directors

Building Materials Holding Corporation:

We consent to the use of our report dated March 12, 2015, with respect to the consolidated balance sheets of Building Materials Holding Corporation and its subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2014, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Boise, Idaho

September 24, 2015